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                                  ROPES & GRAY
                             One International Place
                           Boston, Massachusetts 02110
                              (Phone) 617-951-7000
                               (Fax) 617-951-7050


                                February 5, 2007


State Street Institutional Investment Trust
P.O. Box 1713
Boston, MA 02105-1713

Ladies and Gentlemen:

         (a) A copy of the Agreement and Declaration of Trust of the Trust, dated February 16, 2000 (the "Declaration of Trust"), certified by the Assistant Secretary of the Trust;

         (b) Copies of Amendments No. 1, No. 2, No. 3, and No. 4 to the Declaration of Trust, certified by the Assistant Secretary of the Trust;

         (c) A copy of the Third Amended and Restated By-Laws of the Trust certified by the Assistant Secretary of the Trust;

         (d) A certificate of the Secretary of the Trust dated January 26, 2007 as to, among other things, certain actions of the Trustees of the Trust; and

         (d) Such other certificates, documents, and records as we have deemed necessary for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

         You have advised us that the Trust has filed with the Securities and Exchange Commission a registration statement and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the issuance of shares of beneficial interest of three new series, including the State Street Institutional Limited Duration Bond Fund, the State Street Institutional Tax Free Money Market Fund, and the State Street Institutional Tax Free Limited Duration Bond Fund (collectively, the "Shares").


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State Street Institutional Investment Trust   -2-               February 5, 2007


         For purposes of this opinion, we have assumed that all Shares will be offered and sold on the terms, and that the Trust will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share. In addition, we have assumed that any and all conditions established by resolution of the Trustees to the authorization or issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

         We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Trust is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares.

         2. Shares issued and sold after the date hereof will be validly issued, fully paid, and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust, as amended, disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate, or undertaking made or issued on behalf of the Trust by its Trustees or officers. The Declaration of Trust, as amended, provides for indemnification out of the property of the series in question for all loss and expense of any shareholder of that series held personally liable for the obligations of the series solely by reason of his being or having been a shareholder of the series. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability should be limited to circumstances in which the series in question would itself be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ ROPES & GRAY LLP

                                       Ropes & Gray LLP